Exhibit 10.5

June 2, 2026

Tom Surran

Dear Tom:

I am pleased to extend this offer to become President and Chief Executive Officer ("CEO") of Resideo Technologies, Inc. (“Resideo” or the “Company”), effective as of, and contingent upon, the anticipated spin-off of ADI Global Distribution Inc. (the "Spin-off"). The date of the Spin-off and your consequent appointment as CEO is hereinafter referred to as the "Effective Date". As of the Effective Date, you will also be appointed to the Resideo Board of Directors (the "Board"), consistent with the Company's governing documents.
For the sake of clarity, should the Spin-off not occur as anticipated, this offer automatically becomes null and void.
As of the Effective Date, your employment will be subject to the terms and conditions of this offer letter, and you will be entitled to the following compensation and benefits package, which has been approved by the Compensation and Human Capital Management Committee of the Board (the “CHCM Committee”).
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COMPENSATION
Base Salary
As of the Effective Date, your annual base salary will be $900,000. Base salary reviews occur annually, and any adjustments are generally made at the end of the first quarter of the calendar year, based on performance and other relevant factors. Any base salary adjustments are subject to approval of the CHCM Committee.

Annual Incentive Compensation
As of the Effective Date, you will be eligible for an annual bonus with a target of 135% of your annual cash base salary earnings. Your 2026 performance year bonus will be pro-rated based on the number of days in the calendar year at your current 100% bonus target, and the number of days in the calendar year at the new bonus target of 135%. Incentive compensation awards are generally paid in the first quarter of the following year (e.g., in the first quarter of 2027 for the 2026 performance year), are governed by the terms of the applicable bonus plan, and are subject to approval by the CHCM Committee.
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Annual Long-Term Incentive Awards
Beginning in 2027, you will be eligible for annual long-term incentive (“LTI”) awards which may consist of time-based restricted stock units, options, performance-based restricted stock units, or some combination thereof, as determined by the CHCM Committee, in its discretion. The actual size and mix of your annual LTI awards will be determined by the CHCM Committee. The terms of all LTI awards will be governed by the applicable stock plan and relevant award agreements.
In addition, as of the Effective Date, you will be granted an LTI award with a grant date value of $1,583,000. The award will be in the form of restricted stock units (RSU), with 100% of the RSUs vesting on the third anniversary of the grant date.

OTHER EXECUTIVE BENEFITS
You will also be entitled to the following Executive Benefits:
Excess Liability Insurance: Resideo will pay the annual premium for an Excess Liability Insurance policy that provides $5,000,000 of personal liability umbrella coverage per occurrence.
Executive Physical: You will be eligible for an annual executive physical and related health concierge program, with such annual executive physical performed at the Mayo Clinic, subject to an annual cap on expenses of $7,500 (plus COLA increases).
Officer Severance: You will be covered under the Resideo Technologies, Inc. Severance Plan for Designated Officers (the “Officer Severance Plan”) in effect at the time of your separation. In order to receive severance benefits, you will be required to execute a separation agreement including a release of claims in favor of Resideo and its affiliates, and you may be required to agree to certain non-disclosure and restrictive covenants.
Health and Welfare Benefits: As of the Effective Date, you will remain eligible for health and welfare benefits as provided to other employees of Resideo.

Intellectual Property Agreement
This officer is contingent upon your signing and returning a copy of Resideo’s "Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information" (the "IP Agreement"), attached hereto as Exhibit A.
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Board Membership
As a condition of this offer, you agree to comply with Resideo’s policy regarding outside board membership which requires that the CEO serve on no more than two (2) public company boards, including the Resideo Board.

Stock Ownership Guidelines for Company Officers
As of the Effective Date, you will be required to hold an increased multiple of your annual base salary in Resideo shares in accordance with the Company's stock ownership guidelines.

Acknowledgment of Officer Recoupment Policy
You acknowledge that, as of the Effective Date, you will remain subject to the Policy Concerning Recoupment of Incentive Based Compensation from Officers (the "Recoupment Policy"), and that the Recoupment Policy shall prevail in the event of any inconsistency with the terms of any other compensation plan, program or agreement.

Entire Agreement
This offer letter represents the entire agreement between you and Resideo regarding your employment.

Acceptance of Offer
Tom, we very much look forward to your anticipated success in your new role as CEO. If you have any questions or need any further information about our offer, please contact me directly. Please indicate your acceptance of these terms by electronically signing this offer letter via Adobe Sign.

Congratulations,

/s/ Sharon Wienbar
Sharon Wienbar
Chair of the CHCM Committee of the Board

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs. Your employment will be on an "at will" basis, which means there is no guarantee of employment for any specific period, and either you, Resideo or the Company may terminate your employment at any time.
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Read and Accepted:

/s/ Thomas Surran    06/30/2026
Tom Surran    Date
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